Exhibit 11.1

BOLKO & ASSOCIATES, LLC

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form 1-A, of Ficaar Inc., of our report dated April 9, 2021 on our audit of the financial statements of Ficaar Inc. as of December 31, 2019 and 2020, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the same period, and our report dated June 29, 2021 on our audit of the financial statements of HyEdge, Inc for the years ended December 31, 2020, and December 31, 2019.

/s/ Bolko & Associates, LLC

Bolko & Associates LLC

Boca Raton, Florida

October 29, 2021